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                                                                    EXHIBIT 10.6

                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT (this "Agreement") is entered into as of, August 8, 1997, to become effective as of the Effective Date (as herein defined) by and between TROPICAL SPORTSWEAR INTERNATIONAL CORPORATION, a Florida corporation (the "Company"), and RICHARD J. DOMINO (the "Employee").

                                    RECITALS:

         In entering into this Agreement, the Company desires to provide the Employee with substantial incentives to serve the Company without distraction or concern over minimum compensation, benefits or tenure, to develop and implement the Company's business plan and to manage the Company's future growth and development and to maximize the returns to the Company's stockholders.

         NOW, THEREFORE, in consideration of the foregoing and the mutual provisions contained herein, and for other good and valuable consideration, the parties hereto agree with each other as follows:

1.       EMPLOYMENT

         A. On the terms and subject to the conditions hereinafter set forth, and beginning as of the Effective Date, the Company will employ the Employee as President of Company and the Employee will serve in the Company's employ in that position. The Employee shall perform such duties, and have such powers, authority, functions, duties and responsibilities for the Company and corporations Affiliated with the Company as are commensurate and consistent with the employment as President of the Company. The Employee also shall have such additional powers, authority, functions, duties and responsibilities as may be assigned to him by the Chief Executive Officer.

         B. The Employee shall not, at any time during the Term of Employment, engage in any other activities unless these activities do not interfere materially with the Employee's duties and responsibilities for the Company at that time.

2.       TERM OF EMPLOYMENT

         The Effective Date means the closing date of the sales of shares of the Common Stock to the underwriters in the Company's initial public offering.

3.       TERM OF EMPLOYMENT

         The Initial Term of the Employee's Employment shall be for a period of three (3) years commencing on the Effective Date. The Renewal Term shall commence two (2) years from the Effective Date and renew each day thereafter for an additional day without further action

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by the Company or the Employee, it being the intention of the parties that from the Effective Date there shall be a three (3) year duration and from the second
(2nd) anniversary of the Effective Date there shall be a continuously remaining term of one (1) year duration of the Employee's Employment. In the event that Employee's Employment hereunder shall not have otherwise been terminated, such Employment shall terminate at the end of the Company's fiscal year in which the Employee reaches age sixty-five (65).

4.       COMPENSATION

         A. Base Salary. A Base Salary shall be payable to the Employee by the Company as a guaranteed minimum annual amount hereunder for each Compensation Year during the period from the Effective Date to the Termination Date. That Base Salary shall be payable in the intervals consistent with the Company's normal payroll schedules (but in no event less frequently than semi-monthly), shall be payable initially at the annual rate of $225,000.

         On the first and each subsequent anniversary of the Company's fiscal year, the Base Salary shall be increased by the greater of the same percentage increase (if any) in the CPI for the twelve (12) month period immediately preceding such anniversary or such amount that the Board of Directors shall determine. The first such increase will be made on September 30, 1997.

         B. Annual Cash Bonus. The Annual Cash Bonus shall be calculated as of the end of the Company's fiscal year. The first such calculation will be made as of September 30, 1997. The Employee may earn an actual Annual Cash Bonus, not to exceed one hundred percent (100%) of the Base Salary, if the Company meets certain threshold levels of performance.

5.       TERMINATION

         A. Termination by Company with Cause. The Company may terminate Employee at any time with notice for "cause." "Cause" shall mean and be limited to

                  (1) any willful and persistent material breach by the Employee of the performance of his duties pursuant to this Agreement which continues after written notice from the Company;

                  (2) the Employee's conviction (which, through lapse of time or otherwise is not subject to appeal) of any crime or offense involving money or other property of the Company or others or which constitutes a felony in the jurisdiction involved;

                  (3) any disclosure by the Employee to any person, firm or corporation other than the Company and its directors, officers, and employees of any material confidential information or trade secrets of the Company which is materially detrimental to the interests of the Company and made outside the scope of the Employee's duties to the Company;

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                  (4)   engaging by the Employee, without prior consent of the
                        Board of Directors of the Company, in any other business other than the business of the Company which interferes in any material respect with the performance of Employee's duties;

                  (5)   fraud on the Company;

                  (6) material misrepresentation by the Employee to any officer or director of the Company;

                  (7)   theft of any property of the Company;

                  (8)   Chronic alcoholism;

                  (9)   or drug addiction.

"Cause" does not include substandard performance or nonperformance by the Employee. If the employment of the Employee is terminated by the Company for cause, the Employee will not be entitled to any separation benefits and Employee's salary, bonus, benefits and business expense reimbursements shall cease as of the date of termination. All salary, bonuses on a prorata basis, benefits and business expense reimbursements that are due to the Employee hereunder and not paid up to the date of such termination shall be paid to the Employee within forty-five (45) days of such termination.

         B. Termination by the Company Without Cause. In the event the Employee is terminated without cause by the Company, the Employee shall be entitled to receive Annual Base Salary through the term, and any extension thereto of this Agreement at Employee's then present Annual Base Salary rate. The Employee shall also be entitled to the medical benefits he was receiving on the date of such termination for an additional twelve (12) months from the date of termination, provided, however, such medical benefits shall cease immediately upon the subsequent employment or self-employment of the Employee, whichever first occurs. No other benefits other than those specified herein will be available to the Employee if the Employee is terminated without cause by the Company.

6.       OTHER EMPLOYEE RIGHTS

         A. Paid Vacation; Holidays. The Employee shall be entitled to not less than four (4) weeks of annual vacation and all legal holidays during which times his applicable compensation shall be paid in full.

         B. Fringe Benefits. During the term of this agreement, the Employee is entitled to the same level of fringe benefits previously and currently provided to Employee by the Company including but not limited to a company car for business and personal use, health insurance, dental insurance, disability insurance, and life insurance.

         C. Business Expenses. The Employee is authorized to incur, and will be entitled to receive prompt reimbursement for, all reasonable expenses incurred by the Employee in performing his duties and carrying out his responsibilities hereunder,

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               including air fare and hotels, business meals, entertainment and travel expenses, provided that the Employee complies with the applicable policies, practices and procedures of the Company relating to the submission of expense reports, receipts or similar documentation of those expenses. The Company shall either pay directly or promptly reimburse the Employee for such expenses not more than twenty (20) days after the submission to the Company by the Employee from time to time of an itemized accounting of such expenditures for which direct payment or reimbursement is sought.

7.       GENERAL PROVISION

         A. Governing Law. This Agreement shall be construed and regulated under and by the laws of the State of Florida. Personal jurisdiction for any proceeding brought pursuant to this Agreement shall be vested in the appropriate County or Circuit Court of the Thirteenth Judicial Circuit in and for Hillsborough County, Florida, or the Federal District Court of the Middle District of Florida, Hillsborough County Division. Venue for any legal action authorized hereunder shall be in Hillsborough County, Florida.

         B. Severability. If any provision of this Agreement is deemed to be unenforceable in accordance with its term, but would be considered enforceable if the time period or geographic area of its effect is reduced, then such provision shall be so reduced with the excessive aspects of the offending provisions deemed severed and deleted from this Agreement with the Agreement enforceable in full in accordance with its terms as so modified.

         C. Notices. Whenever notice is required to be given hereunder, written notice mailed or delivered to the Company at 4902 West Waters Avenue, Tampa, Florida 33634 (if intended for the Company), or such other address as the Company shall furnish in writing, shall constitute sufficient notice to the Company; and written notice mailed or delivered to Employee at 12018 Brewster Drive, Tampa, FL 33676, or such other place as may be designated by Employee in writing, shall constitute sufficient notice to Employee. Where "the Company" or "Employee" consists of more than one party, notice to one shall constitute notice to all.

         D. Waiver or Modification. No waiver or modification of this Agreement or of any covenant, condition or limitation herein contained shall be valid unless in writing and duly executed by the party to be charged therewith. Furthermore, no evidence of any waiver or modification shall be offered or received in evidence in any proceeding, arbitration or litigation between the parties arising out of or affecting this Agreement or the rights or obligations of any party hereunder, unless such waiver or modification is in writing and duly executed as aforesaid. The provisions of this paragraph may not be waived except as herein set forth.

         E. Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter of this Agreement, and supersedes any and all previous agreements, negotiations and promises between the parties,

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               whether written or oral, with respect to such subject matter.

         F. Amendment. No amendment of any provision of this Agreement shall be effective unless it is in writing and signed by the party against whom it is sought to be enforced, and then such waiver or amendment shall be effective only in the specific instance and for the specific purpose for which it is given.

         G. Assignment. Employee may not directly or indirectly transfer or assign any of its rights or obligations hereunder without prior written consent of the Company, which consent may be given or withheld in Employee's sole and exclusive discretion, and any such attempted assignment or transfer by Employee without the Company's consent shall be void. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of the Company and its successors and assigns and Employee and its successors, permitted assigns, heirs, devisees and legal representatives, as the case may be.

         H. Section Headings. Section, subsection and similar headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

         IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the day and year indicated above.

                                  TROPICAL SPORTSWEAR INTERNATIONAL CORPORATION

                                  By:__________________________________________

                                  Its:_________________________________________



                                  EMPLOYEE


                                  _____________________________________________
                                  Richard J. Domino

                                  Employee's Permanent Address:
                                  12018 Brewster Drive
                                  Tampa, FL  33676

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